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                                                                    Exhibit 99.1

Date: April 13, 1999
Contact: Kathryn Woods, 212/727-5582

FOR IMMEDIATE RELEASE

PEEBLER NAMED CHAIRMAN EMERITUS OF TRUE NORTH; ZAMMIT NAMED CEO OF DIVERSIFIED COMPANIES GROUP -- Diamond of BSMG Worldwide named Chairman of Diversified Companies Group --

CHICAGO--David Bell, chairman and CEO of True North Communications Inc. (NYSE:
TNO), announced today that Charles D. Peebler, Jr. has been named chairman emeritus of the agency holding company, effective as of the Annual Shareholders Meeting in May. Since the merger of True North and Bozell, Jacobs, Kenyon & Eckhardt in 1997, Peebler was president of True North and chairman and CEO of its Diversified Companies group.

Bell also announced changes in the senior management of True North Diversified Companies, which is composed of the non-advertising operations of True North. Valentine J. Zammit will succeed Peebler as president and chief executive officer of the division. In addition, Harris Diamond has been named chairman of True North Diversified Companies. Diamond will continue as chairman and chief executive officer of BSMG Worldwide.

Zammit assumes operational responsibility for the Diversified Companies group, for which he previously served as chief operating officer. He will also join True North's management executive committee. Zammit had been COO of True North Diversified Companies. Earlier, he was vice chairman and CFO of BJK&E, which he joined in 1980.

Peebler in Key Strategic Role
Peebler, one of the architects of the merger which brought Bozell, Jacobs, Kenyon & Eckhardt together with True North, will work on developing new business and on working with certain key clients of the company.

"Chuck's involvement will prove invaluable in key areas including new business, major client relationships, acquisition strategy and entrepreneurial venture development," Bell said. "Chuck and I have worked together intimately since 1974, and I am delighted to have his help and counsel in his new role."

Peebler commented. "After 41 years it's time for a new role and this position allows me to focus on the areas I find most interesting - focusing on our overall corporate growth and success."

The Diversified Companies group, which makes up approximately a quarter of True North's revenues, is composed of more than 25 operating units in eight marketing service disciplines. Among its major components are BSMG Worldwide, the forth-largest public

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relations and communications management firm in the U.S. and seventh worldwide;
Promotion Services Group, including seven promotional marketing companies; TN Media, a media services company, Bozell Wellness Worldwide, a group of four healthcare marketing units; TN Directory Services, two Yellow Pages agencies; Tierney & Partners, Pennsylvania's largest agency; R/GA, an interactive digital design company; New America Strategics Group, specializing in multicultural marketing, plus research and direct marketing operations.

"Val Zammit provides Diversified Companies with dynamic leadership, extraordinary commitment and great depth of experience," said Bell

"Val and I have been colleagues since 1982, building, buying and reshaping our organization. I am confident that he will leverage the momentum of our diversified holdings through both internal growth and acquisitions."

"Harris Diamond has driven the extraordinary growth of BSMG Worldwide over the past three years," Bell added. "While he will focus on continuing that growth, I have confidence that in Val and Harris we have a leadership team with important critical and complementary skills."

True North Communications, the sixth largest marketing communications holding company in the world, has its headquarters in Chicago and serves clients from more than 300 full-service operations in 83 countries. With two global advertising networks, Foote, Cone & Belding Worldwide and Bozell Worldwide, as well as The Diversified Companies Group, True North has annual revenues exceeding $1.2 billion.